News Release	For Immediate Release

Contact: Jeff Laudin	October 18, 2012
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Third Quarter Results

Highlights:

•	Net earnings increased 35% on a 9% increase in sales.

•	Third quarter results driven by substantial increase in Utility Support Structures Segment sales and operating income.

•	Record third quarter sales in all reportable segments.

•	Total operating income as a percent of sales increased from 10.7% to 12.4%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the third quarter of $729.8 million compared with $672.2 million for the same period of 2011. Third quarter 2012 operating income was $90.4 million versus $72.0 million in 2011. Third quarter 2012 net earnings were $56.7 million, or $2.12 per diluted share, versus third quarter 2011 net earnings of $42.1 million, or $1.59 per diluted share.

For the first nine months of 2012, sales were $2,214.5 million versus $1,908.8 million in 2011. Valmont’s nine-month net earnings were $169.0 million, or $6.32 per diluted share, compared with 2011 nine-month net earnings of $113.6 million, or $4.28 per diluted share.

Third Quarter Review:

“While each segment had record third quarter sales, the major contributor was the substantial increase in Utility Support Structures sales,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Operating income as a percent of sales increased from 10.7% to 12.4%, led by the Utility Support Structures Segment performance and further supported by positive comparisons in the Irrigation, Coatings and Engineered Infrastructure Products Segments,” added Mr. Bay.

Third Quarter Segment Review:

Utility Support Structures Segment (30% of 3rd Quarter Net Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $217.5 million were 36% higher than the third quarter of 2011. The sales increase reflects an ongoing expansion of the North American electrical transmission grid. There are four main drivers behind the need to expand the grid. One is to improve the reliability of the transmission grid, so power is available during peak demand periods. Another is the need to match physical capacity to the increase in electricity demand over time. Additionally, capacity is needed to accommodate the interconnection of regional transmission entities in order to balance demand with supply. And lastly is the need to connect alternative energy sources, such as wind and solar, to the transmission grid. Valmont believes these demand trends should continue to drive its business over the next several years. The Company is currently adding manufacturing capacity by expanding existing facilities and by constructing a new facility in Oklahoma.

Sales in international utility markets rose mostly due to a growing Australian market, which more than offset a sales decline within China where the market has become increasingly more competitive.

Operating income more than doubled to $30.2 million and was 13.9% of segment sales. The increase in operating income was due to an improved sales mix and volume leverage.

Irrigation Segment (21% of 3rd Quarter Net Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales rose 4% to $156.5 million exceeding last year’s record third quarter. Historically high crop commodity prices supported strong demand for mechanized irrigation equipment. Higher crop prices contribute to higher expectations for farm income, thus increasing purchasing power. Initially, third quarter sales faced a typical seasonal sequential decline, however demand firmed as the quarter drew to a close in response to this summer’s extreme drought in the U.S.

Sales in international markets rose despite the absence of large project sales during this year’s third quarter, supported by demand for feed-grains and historically high crop prices in global markets.

In reaction to the drought, we expect many dry-land farmers with access to water to install irrigation equipment to help mitigate the risk of future dry weather. Irrigated agriculture should benefit from good crops and high commodity prices. Consequently, we expect strong demand during the current selling season.

Operating income grew 14% to $27.1 million and was 17.3% of segment sales. The improvement in operating income reflects improved profitability in international markets and operational leverage, particularly SG&A, in North American markets.

Engineered Infrastructure Products Segment (30% of 3rd Quarter Net Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Third quarter sales were $229.3 million, a 3% increase over 2011. In North America, the strongest gains in lighting product sales were in the Canadian markets. Sales of wireless communication structures and components increased supported by the 4G network build-out. Sales gains were further supported by internal demand from the Utility Support Structures Segment.

Sales of lighting and traffic structures in Europe were at similar levels in local currency compared with last year, even after the exit of certain geographic markets in 2011. Sales when translated to dollars were lower.

In the Asia-Pacific region, sales increased slightly, led by improved sales of Webforge branded engineered access systems.

Operating income increased 9% to $18.7 million, or 8.2% of segment sales. The improved profitability in the communication business more than offset reduced productivity in the lighting operations.

Coatings Segment (10% of 3rd Quarter Net Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $83.7 million were 4% higher than last year led by increased sales in North America. The strongest demand in North America came from the utility and agricultural markets. The Asia-Pacific region experienced a softening of demand in Australia.

Operating income increased 30% to $18.5 million or 22.1% of segment sales largely as a result of favorable trends in input costs, and improved productivity.

Outlook:

“Based on current business conditions and trends, we expect a strong finish to the year,” said Mr. Bay. “As we look towards next year we see a record year ahead of us. We expect further increases in the demand for utility support structures. In addition, we anticipate historically high farm income should drive solid demand for irrigation equipment sales.

“While utility and irrigation currently have strong market drivers, our other businesses are driven more by the macro-economic environment. We do not expect much to change. In the Engineered Infrastructure Products Segment, demand is driven by the global need for infrastructure. Moderating that demand is a trend towards more austerity in government spending. Coatings Segment demand is driven by the need reduce the corrosive effect of products exposed to the elements. For coatings, short-term demand will be most influenced by the speed of a recovery in the U.S. economy, and demand trends in mining and industry in the Asia-Pacific region.”

“Barring a major change in the global economy, Valmont is well positioned to continue its growth trajectory. We hold leading positions in our two major markets; infrastructure and agriculture and we are positioned to continue to capture profitable opportunities within those sectors,” added Mr. Bay.

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 30186311 or via the Internet at 8:00 a.m. CDT October 19, 2012, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 30186311 beginning October 19, 2012 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 26, 2012.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	29-Sep-12	24-Sep-11	29-Sep-12	24-Sep-11
Net sales	$ 729,839	$ 672,192	$ 2,214,504	$ 1,908,750
Cost of sales	537,437	504,802	1,636,393	1,436,885
Gross profit	192,402	167,390	578,111	471,865
Selling, general and administrative expenses	102,020	95,357	307,559	285,912
Operating income	90,382	72,033	270,552	185,953
Other income (expense):
Interest expense	(8,429)	(7,671)	(23,657)	(26,715)
Interest income	2,093	3,141	6,081	6,919
Other	1,307	(1,671)	907	(776)
	(5,029)	(6,200)	(16,669)	(20,572)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	85,353	65,833	253,883	165,381
Income tax expense	28,447	23,773	87,005	50,612
Earnings before equity in earnings of
nonconsolidated subsidiaries	56,906	42,060	166,878	114,769
Equity in earnings of nonconsolidated subsidiaries	1,536	2,354	5,311	4,509
Net earnings	58,442	44,414	172,189	119,278
Less: Earnings attributable to non-controlling interests	(1,711)	(2,273)	(3,153)	(5,701)
Net earnings attributable to Valmont Industries, Inc.	$ 56,731	$ 42,141	$ 169,036	$ 113,577

Average shares outstanding (000's) - Basic	26,502	26,351	26,455	26,318
Earnings per share - Basic	$ 2.14	$ 1.60	$ 6.39	$ 4.32

Average shares outstanding (000's) - Diluted	26,806	26,579	26,748	26,567
Earnings per share - Diluted	$ 2.12	$ 1.59	$ 6.32	$ 4.28

Cash dividends per share	$ 0.225	$ 0.180	$ 0.630	$ 0.525

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	29-Sep-12	24-Sep-11	29-Sep-12	24-Sep-11

Sales
Engineered Infrastructure Products	$ 229,310	$ 222,243	$ 652,991	$ 597,590
Utility Support Structures	217,495	159,815	620,964	422,022
Coatings	83,713	80,806	251,397	238,417
Irrigation	156,452	150,618	547,214	485,367
Other	72,500	88,870	245,757	246,977
Total	759,470	702,352	2,318,323	1,990,373

Intersegment sales
Engineered Infrastructure Products	(9,978)	(6,611)	(37,062)	(18,035)
Utility Support Structures	(625)	(4,480)	(3,072)	(6,739)
Coatings	(12,313)	(11,852)	(38,262)	(34,283)
Irrigation	(67)	-	(498)	(8)
Other	(6,648)	(7,217)	(24,925)	(22,558)
Total	(29,631)	(30,160)	(103,819)	(81,623)

Net sales
Engineered Infrastructure Products	219,332	215,632	615,929	579,555
Utility Support Structures	216,870	155,335	617,892	415,283
Coatings	71,400	68,954	213,135	204,134
Irrigation	156,385	150,618	546,716	485,359
Other	65,852	81,653	220,832	224,419
Total	$ 729,839	$ 672,192	$ 2,214,504	$ 1,908,750

Operating Income
Engineered Infrastructure Products	$ 18,715	$ 17,189	$ 40,907	$ 30,907
Utility Support Structures	30,223	14,731	81,901	41,214
Coatings	18,542	14,238	54,571	39,600
Irrigation	27,140	23,765	103,155	80,623
Other	9,743	12,607	33,413	32,901
Corporate	(13,981)	(10,497)	(43,395)	(39,292)
Total	$ 90,382	$ 72,033	$ 270,552	$ 185,953

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales.  These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	29-Sep-12	24-Sep-11
ASSETS
Current assets:
Cash and cash equivalents	$ 427,080	$ 336,908
Accounts receivable, net	470,240	449,431
Inventories	432,689	377,525
Prepaid expenses	30,106	28,832
Refundable and deferred income taxes	49,692	35,216
Total current assets	1,409,807	1,227,912
Property, plant and equipment, net	475,991	437,139
Goodwill and other assets	608,662	544,126
	$ 2,494,460	$ 2,209,177

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 226	$ 236
Notes payable to banks	15,730	11,022
Accounts payable	217,688	221,909
Accrued expenses	173,698	158,236
Dividend payable	5,991	4,760
Total current liabilities	413,333	396,163
Long-term debt, excluding current installments	473,227	494,775
Other long-term liabilities	220,006	254,990
Shareholders' equity	1,387,894	1,063,249
	$ 2,494,460	$ 2,209,177